Exhibit 99.1

FOR IMMEDIATE RELEASE

PERINI CORPORATION ANNOUNCES RECORD DATE FOR ANNUAL MEETING

-- Shareholders Expected to Vote on Tutor-Saliba Transaction at Meeting --

Framingham, MA – July 29, 2008 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, announced today that the record date for its 2008 annual meeting has been set at July 30, 2008. Shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the 2008 annual meeting and any adjournment or postponement thereof. Perini expects that Perini shareholders will be asked to approve proposals relating to the proposed merger transaction with Tutor-Saliba Corporation at the annual meeting.

The date of the annual meeting will be determined once Perini receives clearance from the Securities and Exchange Commission regarding the proxy statement for its annual meeting. Perini expects that the annual meeting will take place in early September 2008. Perini will announce the date of the annual meeting once it has been determined.

On April 2, 2008, Perini announced that it entered into a definitive agreement to combine with privately-held Tutor-Saliba. The transaction is subject to the satisfaction or waiver of several closing conditions, including the approval of Perini’s shareholders. The transaction is expected to close during the third quarter of 2008.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

FORWARD LOOKING STATEMENTS AND ADDITIONAL INFORMATION

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to obtain the approval of the transaction with Tutor-Saliba by Perini shareholders; the ability to satisfy the conditions to the transaction with Tutor-Saliba on the expected timeframe or at all; transaction costs from the transaction with Tutor-Saliba; the effects of disruption from the transaction with Tutor-Saliba making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting for the transaction with Tutor-Saliba in the amounts or in the timeframe anticipated and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws.

This communication is being made in respect of the proposed merger transaction involving Perini and Tutor-Saliba. In connection with the proposed transaction, Perini will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders. Shareholders are encouraged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by Perini regarding Perini, Tutor-Saliba and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). These materials can also be obtained, when available, without charge, by directing a request to Perini or to Tutor-Saliba at the investor relations contact information below.

Perini, Tutor-Saliba and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Perini’s directors and executive officers is available in Perini’s notice of annual meeting and proxy statement for its most recent annual meeting and Perini’s Annual Report on Form 10-K for the year ended December 31, 2007, which were filed with the Securities and Exchange Commission on April 17, 2007 and February 28, 2008, and amended on April 29, 2008, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information

Perini Corporation

73 Mount Wayte Ave.

Framingham, MA 01701

(508) 628-2295

Kenneth R. Burk,

Senior Vice President & Chief Financial Officer

Kekst and Company, Inc.

437 Madison Avenue

New York, NY 10022

(212) 521-4855

Douglas Kiker

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